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                                                                   Exhibit 4.2

          INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of May 16, 1994, among Lukens Inc., a Delaware corporation, duly organized and existing under the laws of the State of Delaware, having its principal office at 50 South First Avenue, Coatesville, Pennsylvania 19320-0911 (the "Company"), Continental Bank, National Association, a national banking association having its principal corporate trust office at 231 South LaSalle Street, Chicago, Illinois 60697 (the "Successor Trustee") and Morgan Guaranty Trust Company of New York, a New York corporation, having its principal corporate trust office at 60 Wall Street, New York, New York 10260 (the "Resigning Trustee").

                                  RECITALS
                                  --------

          A. There are presently issued and outstanding $150,000,000 of the Company's 7 5/8% Notes Due 2004 (the "Notes") issued under an Indenture, dated as of July 1, 1992 (the "Indenture"), between the Company and the Resigning Trustee, as trustee.

          B. The Resigning Trustee wishes to resign as Trustee, Security Registrar and Paying Agent for the Notes and for any series of Securities issued under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Security Registrar and Paying Agent for the Notes and for any series of Securities issued under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Security Registrar and Paying Agent for the Notes and for any series of Securities issued under the Indenture.

          NOW THEREFORE, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

                                 ARTICLE ONE
                            THE RESIGNING TRUSTEE

Section 101.  Pursuant to Section 610 of the Indenture, the Resigning Trustee
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notified the Company on May 16, 1994 that the Resigning Trustee had resigned as Trustee, Security Registrar and Paying Agent under the Indenture.

Section 102.  The Resigning Trustee hereby represents and warrants to the
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Successor Trustee that:

         (a) To the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its Corporate Trust Department, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, had occurred and is continuing under the Indenture;

         (b) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its Corporate Trust Department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver; and

         (c) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its Corporate Trust Department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

Section 103.  The resigning Trustee hereby assigns, transfers, delivers and
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confirms to the Successor Trustee all right, title and interest of the
Resigning Trustee in and to the Trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.




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                                 ARTICLE TWO
                                 THE COMPANY

Section 201.  The Secretary of the Company attesting to the execution of this
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Instrument by the Company hereby certifies that the officer of the Company executing this Instrument is authorized to, among other things: (a) accept the Resigning Trustee's resignation as Trustee under the Indenture; (b) appoint the Successor Trustee as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee under the Indenture.

Section 202.  The Company hereby appoints the Successor Trustee as Trustee,
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Security Registrar and Paying Agent under the Indenture and confirms to the
Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

                                ARTICLE THREE
                            THE SUCCESSOR TRUSTEE

Section 301.  The Successor Trustee hereby represents and warrants to the
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Resigning Trustee and to the Company that the Successor Trustee is qualified and eligible under the provisions of Section 609 of the Indenture.

Section 302.  The Successor Trustee hereby accepts its appointment as Trustee,
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Security Registrar and Paying Agent under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture.

                                ARTICLE FOUR
                                MISCELLANEOUS

Section 401.  Except as otherwise expressly provided or unless the context
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otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402.  This Instrument and the resignation, appointment and acceptance
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effected hereby shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 403.  Notwithstanding the resignation of the Resigning Trustee
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effected hereby; the Company shall remain obligated under Section 607 of the
Indenture to compensate, reimburse and Indemnify the Resigning Trustee in connection with its trusteeship under the Indenture.

Section 404.  The Instrument shall be governed by and construed in accordance
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with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405.  This instrument may be executed in any number of counterparts
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each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereby have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.
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                                        Lukens Inc.
                                        (the "Company")


Attest: _______________________         By: __________________________________


                                        Morgan Guaranty Trust Company of
                                        New York (the "Resigning Trustee")


Attest: _______________________         By: __________________________________


                                        Continental Bank, National Association
                                        (the "Successor Trustee")


Attest: _______________________         By: __________________________________